OMB APPROVAL
OMB Number:	3235-0060
Expires:	April 30, 2015
Estimated average burden
hours per response	5.71

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013

BFC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 2, 2013, the previously announced cash merger transaction (the “Merger”) pursuant to which Bluegreen Corporation (“Bluegreen”) was acquired by Woodbridge Holdings, LLC (“Woodbridge”), a subsidiary of BFC Financial Corporation (the “Company”), was consummated. Pursuant to the terms of the merger agreement between the parties (the “Merger Agreement”), Bluegreen’s shareholders (other than the Company and Woodbridge, whose shares of Bluegreen’s common stock were canceled in connection with the Merger without any payment therefor, and shareholders of Bluegreen who duly exercised appraisal rights in accordance with Massachusetts law) will receive consideration of $10.00 in cash for each share of Bluegreen’s common stock that they held at the effective time of the Merger, including unvested restricted shares. In addition, each option to acquire shares of Bluegreen’s common stock that was outstanding at the effective time of the Merger, whether vested or unvested, was canceled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option. The aggregate merger consideration is expected to be approximately $150 million. As a result of the Merger, Bluegreen, which was the surviving corporation of the Merger, became a wholly owned subsidiary of Woodbridge. Prior to the Merger, the Company, indirectly through Woodbridge, owned approximately 53% of Bluegreen’s outstanding common stock.

In connection with the financing of the Merger, the Company and Woodbridge entered into a Purchase Agreement with BBX Capital Corporation (“BBX Capital”) on April 2, 2013 (the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, BBX Capital invested $71.75 million in Woodbridge contemporaneously with the closing under the Merger Agreement in exchange for a 46% equity interest in Woodbridge. The Company continues to hold the remaining 54% of Woodbridge’s outstanding equity interests. BBX Capital’s investment in Woodbridge consisted of $60 million in cash, which was utilized to pay a portion of the aggregate merger consideration, and a promissory note in Woodbridge’s favor in the principal amount of $11.75 million (the “Note”). The Note has a term of five years, accrues interest at a rate of 5% per annum and provides for BBX Capital to make payments of interest only on a quarterly basis during the term of the Note, with all outstanding amounts being due and payable at the end of the five-year term. In connection with BBX Capital’s investment in Woodbridge, the Company and BBX Capital entered into an Amended and Restated Operating Agreement of Woodbridge, which sets forth the Company’s and BBX Capital’s respective rights as members of Woodbridge and provides for, among other things, unanimity on certain specified “major decisions” and distributions to be made on a pro rata basis in accordance with the Company’s and BBX Capital’s percentage equity interests in Woodbridge. The foregoing description of the Purchase Agreement and the Amended and Restated Operating Agreement of Woodbridge is a summary only and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

The Company currently owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing in the aggregate approximately 75% of the total voting power of such stock. In addition, Alan B. Levan, the Company’s Chairman, Chief Executive Officer and President, and John E. Abdo, the Company’s Vice Chairman, serve as Chairman and Chief Executive Officer of BBX Capital and Vice Chairman of BBX Capital, respectively. Jarett S. Levan, the son of Mr. Alan Levan, serves as a director and Executive Vice President of the Company and as a director and President of BBX Capital. In addition, John K. Grelle serves as Executive Vice President and Chief Financial Officer of both the Company and BBX Capital, and Seth M. Wise serves as a director and Executive Vice President of the Company and as Executive Vice President of BBX Capital.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2013, D. Keith Cobb provided notice to the Company of his resignation from the Company’s Board of Directors. Mr. Cobb’s resignation was effective April 3, 2013.

Item 8.01 Other Events.

While it was previously contemplated and disclosed that the six directors of Bluegreen who were not also directors of the Company would be appointed to the Company’s Board of Directors upon consummation of the Merger, those six directors of Bluegreen waived their right to be appointed to the Company’s Board and will remain as members of Bluegreen’s Board. In addition, the previously contemplated amendment of the Company’s By-laws which would have increased the maximum size of the Company’s Board from 15 directors to 20 directors will not be effected, as such amendment was subject to the appointment of Bluegreen’s directors to the Company’s Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Purchase Agreement, dated as of April 2, 2013, by and among Woodbridge Holdings, LLC, BBX Capital Corporation and BFC Financial Corporation

10.2	Amended and Restated Operating Agreement of Woodbridge Holdings, LLC, dated April 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION

Date: April 5, 2013
	By:	/s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Purchase Agreement, dated as of April 2, 2013, by and among Woodbridge Holdings, LLC, BBX Capital Corporation and BFC Financial Corporation

10.2	Amended and Restated Operating Agreement of Woodbridge Holdings, LLC, dated April 2, 2013